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                                                                   EXHIBIT 10.28

                    TECHNOLOGY PURCHASE AND SALE AGREEMENT



     THIS TECHNOLOGY PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into as of the date signed below by GeoCities (the "Effective Date") by and between Compu-Trak, Inc., a North Carolina corporation, having a principal place of business at 2201-104 Brentwood Road, Raleigh, North Carolina 27601 ("Seller"), Edward E. Byman, the owner of Seller ("Owner") and GeoCities, a California corporation, having a principal place of business at 1918 Main Street, third floor, Santa Monica, California 90405-1030 ("Buyer").

                                    RECITALS

     WHEREAS, Seller has created certain proprietary Web page development technology that enables end users to design, create and edit Web pages and Web sites, as more particularly described in Exhibit A attached hereto and incorporated herein (as such technology exists on the Effective Date, the "Technology"); and

     WHEREAS, Seller desires to sell and assign to Buyer all of Seller's right, title and interest in and to the Technology and all of Seller's development resources relating to the Technology, and Buyer desires to purchase and acquire the Technology and such development resources, in accordance with the terms and conditions of this Agreement.

                                   AGREEMENT

     NOW THEREFORE, in consideration of the premises and covenants set forth herein, the parties hereby agree as follows:

     1.  DEFINITIONS

         1.1 "Assigned Properties" means, collectively, (i) the Technology (including, without limitation, computer programming code for both the server side and client side in source code and object code forms), (ii) all copies of computer software embodying the Technology, all technical data, drawings, prototypes, engineering files, flow charts, design specifications, inventions (whether or not patentable), discoveries, improvements, trade secrets, know-how, works of authorship, ideas and confidential or proprietary information created by or for Seller relating to the Technology and (iii) all documentation (including all application programmer interface documentation in printed and electronic format), manuals, tools and other materials owned by Seller and used to develop, enhance, modify, support and maintain the Technology.

         1.2 "Confidential Information" means technical, business, financial, customer and product development plans, strategies and information relating to Buyer, or any
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affiliate, customer or strategic partner of or content provider to Buyer, including, without limitation, the Assigned Properties and Assigned Rights (as defined below).

         1.3 "Intellectual Property Rights" means copyright rights, trademark rights, patent rights, trade secret rights, moral rights and all other proprietary and intellectual property rights anywhere in the world; provided, that the mark "WebSmith" shall not be included within the definition of Intellectual Property Rights.

         1.4 "Source Code" means the human-readable form of computer software, together with all documentation and comments relating thereto sufficient for a reasonably skilled computer programmer to understand, use, support and modify such computer software.

     2.  SALE, ASSIGNMENT AND TRANSFER

         2.1 Sale and Assignment. Subject to the terms and conditions of this Agreement, Seller hereby irrevocably sells, assigns, conveys and transfers to Buyer, and its respective successors and assigns, all of Seller's right, title and interest anywhere in the world in and to the Assigned Properties, including, but not limited to, all Intellectual Property Rights relating to the Assigned Properties and any and all causes of action heretofore accrued in Seller's favor, whether now known or hereafter to become known, with respect to any of the foregoing (collectively, such Intellectual Property Rights and causes of action, the "Assigned Rights"). In the event any right (including, without limitation, moral rights) in the Assigned Rights cannot be assigned, Seller hereby waives enforcement anywhere in the world of such right against Buyer, its distributors, affiliates, licensees and customers and agrees to exclusively license such right (with the right to sublicense) worldwide to Buyer and its respective successors and assigns any and all such rights Seller may have in and to the Assigned Properties or any portion thereof. The parties acknowledge and agree that the mark "WebSmith" is not being sold or transferred hereunder and Buyer is not assuming any obligation or liability with respect thereto, and any such liability shall be retained by Seller.

         2.2 Recordation of Assignment. Seller shall simultaneously herewith sign the Memorandum of Assignment of Copyright in the form of Exhibit B attached hereto. An executed copy of such Memorandum of Assignment of Copyright may be filed with the United States Copyright Office by either party at any time.

         2.3 Further Assurances. At any time, and from time to time hereafter, Seller shall, upon Buyer's written request and at Buyer's expense, take any and all action and execute, acknowledge and deliver to Buyer any and all further instruments and assurances necessary or expedient in order to fully vest in Buyer the Assigned Properties and Assigned Rights and to facilitate Buyer's enjoyment, defense and enforcement thereof. Seller hereby irrevocably designates and appoints Buyer, and its duly authorized officers and agents, with full power of substitution, as Seller's agents and attorneys-in-fact to act for and in behalf and instead of Seller, to take any and all actions, including proceedings at law, in equity or otherwise, to execute, acknowledge and deliver any and all instruments and assurances necessary or expedient in order to fully vest in Buyer or perfect the sale, transfer and assignment of the Assigned Properties and Assigned Rights or to protect the same or to enforce any claim or right

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of any kind with respect thereto. This includes, but is not limited to any rights with respect to the Assigned Properties that may have accrued in Seller's favor from the date of creation of the Assigned Properties to the Effective Date. Seller hereby declares that the foregoing power is coupled with an interest and is irrevocable.

           2.4 Transfer of Assigned Properties. Seller shall promptly deliver to Buyer all manifestations of the Assigned Properties (including all copies thereof) in Seller's possession or control; provided, that Seller may retain one copy of the Assigned Properties at its counsel's office for archival legal purposes only. Within five days of the Effective Date, Seller shall, through the services of Ethan Nicholas, commence work to install the Technology (including, without limitation, the core editor) on Buyer's servers. Buyer shall pay for all accommodation expenses for Mr. Nicholas while he is performing such work as an employee or contractor of Seller, for a period of up to 30 days.

           2.5 Hiring of Seller's Employees or Contractors. Buyer may, in its sole discretion, offer employment to certain employees and contractors of Seller as Buyer may determine in its sole discretion. Seller shall assist Buyer in its efforts to hire employees and contractors identified by Buyer, including, without limitation, Ethan Nicholas and, if Buyer chooses to hire such person as an employee or contractor of Seller, Glenn Mersereau; provided, that Buyer agrees not to employ Mr. Nicholas or engage him as a contractor until Successful Installation (defined below) has been completed. If Buyer hires any employees or contractors of Seller, Buyer shall not assume any obligation of Seller to any such employee or contractor which arose, or relates to any acts or omissions of Seller which occurred, on or prior to the date any such employee becomes an employee or contractor of Buyer, including any obligation to Mr. Nicholas or, if Buyer chooses to hire such person, Mr. Mersereau. Seller acknowledges and agrees that Buyer would suffer damages, the amount of which would be impracticable and extremely difficult to determine, if Mr. Nicholas becomes employed or is engaged as a contractor by Buyer and should (i) resign from his employment or terminate his relationship with Buyer within 180 days of the Effective Date, or (ii) fails in all material respects to perform services for Buyer as an employee, other than by reason of death ("Early Resignation"). Each of Seller and Owner agrees that, in the event of such Early Resignation, Seller and Owner shall pay Buyer liquidated damages in the form of, and the escrow agent under the Escrow Agreement (defined below) shall release to Buyer, the Escrow Amount (defined below) existing at the time of such Early Resignation, as a measure of Buyer's anticipated harm resulting from Early Resignation and not as a penalty, and the release of such Escrow Amount to Buyer shall be Buyer's sole and exclusive remedy for any such Early Resignation.

           3. REPRESENTATIONS AND WARRANTIES. (A) Each of Seller and Owner hereby represents and warrants to Buyer that:

                  (i) Seller is the sole and exclusive owner of the entire right, title and interest in and to all tangible and intangible forms of the Assigned Properties and Assigned Rights;

                  (ii) The Assigned Properties and Assigned Rights were created solely by Seller and all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development of the Assigned Properties

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and Assigned Rights; either (a) were employees of Seller acting within the scope of their employment such that Seller has been accorded full, effective and exclusive ownership of all tangible and intangible property with respect to the Assigned Properties and Assigned Rights; or (b) have executed enforceable written agreements assigning to Seller full, effective and exclusive ownership of all tangible and intangible property with respect to the Assigned Properties and Assigned Rights;

            (iii) Buyer will receive, pursuant to this Agreement as of the Effective Date, sole and exclusive right, title and interest in and to all tangible and intangible property rights existing in the Assigned Rights and the Assigned Properties, both of which are free and clear of all encumbrances including, without limitation, security interests, pledges, licenses, liens, charges and other restrictions;

            (iv) The Assigned Properties and Assigned Rights do not infringe any right (including, without limitation, any Intellectual Property Rights) of any third party (the parties acknowledge and agree that no representation set forth in this paragraph (iv) shall be made with respect to the "WebSmith" mark);

            (v) No claim of infringement or violation of the rights of any third party has been threatened or asserted with respect to any of the Assigned Properties or Assigned Rights, and, to the best of Seller's knowledge, no such claim is pending against Seller;

            (vi) No claim has ever been asserted, and to the best of Seller's knowledge, no claims are pending, challenging or questioning the validity or enforceability of any of the Intellectual Property Rights relating to any of the Assigned Properties;

            (vii) The execution, delivery and performance of this Agreement by Seller does not and will not violate any agreement with any third party; and

            (viii) All software included in the Technology shall be "Year 2000 Compliant," meaning that such software will (a) not be materially affected by any inability to completely and accurately address, present, display, sort, compare, produce, store, and calculate data involving dates beginning with January 9, 1999 through January 1, 2002, and will not produce abnormally ending or incorrect results involving such dates as used in any forward or regression date-based function; or (b) function in such a way that all "date" related functionalities and data fields include the indication of century and millennium, and will perform calculations that involve a four-digit year field.

            (ix) Each of Seller and Owner acknowledges that the Shares (as defined below) are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), based in part, on reliance that the issuance of the Shares is exempt from registration under Section 4(2) of the 1933 Act as not involving any public offering. Each of Seller and Owner further acknowledges that the Buyer's reliance on such exemption is predicated, in part, on the representations set forth below made by Seller and Owner to the Buyer;

                   (a) Seller is acquiring the Shares solely for Seller's own account, for investment purposes only, and not with an intent to sell, or for resale in connection with any distribution of all or any portion of the Shares within the meaning of the 1933 Act;

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                 (b) The Seller is an "Accredited Investor" as that term is defined in Rule 501 of the General Rules and Regulations under the Securities Act of 1933;

                 (c) In evaluating the merits and risks of an investment in the Shares, the Seller has relied upon the advice of Seller's legal counsel, tax advisors, and/or other investment advisors;

                 (d) Seller is experienced in evaluating and investing in companies such as the Buyer. Seller has been given access to all books, records and other information of the Seller which Buyer has desired to review and analyze in connection with Buyer's purchase of the Shares hereunder;

                 (e) Seller is aware that an investment in securities of a closely held corporation such as the Buyer is non-marketable, non-transferable and will require Seller's capital to be invested for an indefinite period of time, possibly without return. Seller has no need for liquidity in this investment has the ability to bear the economic risk of this investment, and can afford a complete loss of the entire purchase price paid for the Shares;

                 (f) Seller understand that the Shares being purchased hereunder are characterized as "restricted securities" under the federal securities laws since the Shares are being acquired from the Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances. Seller understands that the Buyer has no obligation to file a registration statement under the 1933 Act for the Shares or to otherwise assist Seller in complying with any exception from registration. Seller represents that Seller is familiar with Rule 144 promulgated under the 1933 Act, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act; and

                 (g) At no time was an oral representation made to Seller relating to the purchase of the Shares or was Seller presented with or solicited by any leaflet, public or promotional material, newspaper or magazine article, radio or television advertisement or any other form of general advertising relating to the purchase hereunder.

            (x) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Seller has the requisite corporate power and corporate authority to carry on its business as now being conducted and is entitled to own, lease or operate the property and assets now owned, leased or operated by it. Seller is qualified to do business, is in good standing and has all required and appropriate licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or licensing would, individually or in the aggregate, have or reasonably could be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations, or prospects of Seller. Seller has all requisite corporate power and authority to enter into this Agreement and all other agreements to which it is a party and documents to be entered into in connection herewith and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller, has been authorized by all requisite corporate and other action of the shareholders of Seller and Seller and constitutes the valid and

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binding obligations of each of the Owner and Seller, enforceable against each such party in accordance with its terms, as applicable.

             (xi) There are no tax liabilities of any kind whatsoever related to the Assigned Properties or Assigned Rights.

             (xii) The execution, delivery and performance of this Agreement do not, and the consummation of the transactions contemplated hereby will not result in or constitute a default or an event that with notice and/or lapse of time, would be a default, breach or violation of the Articles of Incorporation or Bylaws of Seller or of any material contract, lease, license or other agreement to which Seller is a party or by which Seller is bound.

     (B) Buyer hereby represents and warrants to Seller and Owner that:

         (i) Buyer is corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer has the requisite corporate power and corporate authority to carry on its business as now being conducted and is entitled to own, lease or operate the property and assets now owned, leased or operated by it. Buyer is qualified to do business, is in good standing and has already required appropriate licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or licensing would, individually, or in the aggregate, have or reasonably could be expected to have a material adverse affect on the assets, liabilities, business, financial condition, results of operations, or prospects of Buyer. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer, has been authorized by all requisite corporate action of Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         (ii) As of June 30, 1998, the authorized capital stock of Buyer consists of 30,000,000 shares of Common Stock, $0.005 par value per share, of which 1,731,749 shares were issued and outstanding; and 13,263,203 shares of Preferred Stock, $0.005 par value per share, 11,115,064 shares of which were issued and outstanding and are convertible into shares of Common Stock of the Buyer on a one-for-one basis. The Shares (as defined below), if any, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth above or on Exhibit C hereto, as of June 30, 1998, there are no outstanding rights, options or warrants to purchase any shares of Buyer's capital stock or securities convertible into shares of capital stock of the Buyer.

         (iii) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby will result in or constitute a default or an event that, with notice and/or lapse of time, would be a default, breach or violation of the Articles of Incorporation or Bylaws of Buyer or of any material contract, lease, license or other agreement to which Buyer is a party or by which Buyer is bound.

         4.    CONFIDENTIAL INFORMATION

               4.1 Confidentiality. (A) The terms and existence of this Agreement and all Confidential Information that Seller may learn in connection with its performance under

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this Agreement, including its delivery of the Assigned Properties to Buyer shall be treated as strictly confidential by Seller and shall not be disclosed to any third party by Seller without Buyer's prior written consent. Seller shall use such Confidential Information only to perform its obligations under this Agreement and shall disclose such Confidential Information within its organization only to those of its employees who, and only to the extent such employees, need to know such Confidential Information in order to perform Seller's obligations under this Agreement and who have entered into written agreements under which such employees have agreed to keep confidential and not to disclose the Confidential Information. Subject to Seller's right to retain one archival copy of the Assigned Properties pursuant to Section 2.4, upon completion of Seller's delivery of the Assigned Properties to Buyer and the Successful Installation, Seller shall deliver to Buyer, or destroy if requested by Buyer, all records (electronic, written, or in any other tangible or intangible medium of expression) containing Confidential Information.

     (B) The financial information and other confidential information contained in that certain Offering Memorandum of Seller dated as of June 19, 1998 shall be treated as strictly confidential by Buyer and shall not be disclosed to any third party by Buyer without Seller's prior written consent.

              4.2 Exceptions. The parties hereto shall have no obligation under
Section 4.1 with respect to: (i) information that is in the public domain or enters the public domain through no fault of the receiving party of such information, (ii) information rightfully disclosed to the receiving party of such information by a third party without continuing restrictions on its use, or
(iii) information known to the receiving party of such information prior to the activities and negotiations of the parties in anticipation of or preparation for this Agreement. It shall not be a violation of Section 4.1 for either party to disclose information as required by law if the receiving party of such information gives Buyer written notice of such disclosure in sufficient time for Buyer to object to such disclosure or seek an appropriate protective order. The exception set forth in clause (iii) above shall not apply to information and data (in tangible or intangible form) known to Seller or in Seller's possession on the Effective Date relating to or embodied in the Assigned Properties and Assigned Rights, which shall be deemed Confidential Information disclosed to Seller by Buyer pursuant to this Agreement.

          5.  INDEMNIFICATION

              5.1 Indemnity. (A) Seller and Owner shall, jointly and severally, defend, indemnify and hold Buyer and its officers, directors, employees, shareholders, agents, and affiliates harmless from and against any and all claims, demands of any kind whatsoever, suits, losses, damages, liabilities, costs and expenses (including the cost of investigating any claim and reasonable attorneys' fees and court costs) (i) arising from Seller's breach of this Agreement (including, without limitation, a breach of any of Seller's representations or warranties set forth in Section 3 above), or (ii) based on any assertion that any of the Assigned Properties or Assigned Rights infringe, misappropriate or violate any Intellectual Property Right of any third patty.

              (B) Buyer shall defend, indemnify and hold Seller and its officers, directors, employees, shareholders (including Owner), agents, and affiliates harmless from and against any all claims, demands of any kind whatsoever, suits, losses, damages, liabilities, costs


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and expenses (including the costs of investigating any claim and reasonable attorneys' fees and court costs) arising from Buyer's breach of this Agreement (including without limitation, a breach of any of Buyer's representations or warranties set forth in Section 3 above.)

           5.2 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the

"indemnified party") shall promptly notify in writing the other party or parties
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(the "indemnifying party") of the claim and, when known, the amount of such
      ------------------
claim and the facts constituting the basis for such claim; provided, that the indemnified party's failure to give such written notice shall not affect any rights or remedies of an indemnified party hereunder with respect to indemnification for damages except to the extent that the indemnifying party is materially prejudiced thereby. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the written notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The indemnified party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the indemnifying party (which shall not be unreasonably withheld) unless suit shall have been instituted against it and the indemnifying party shall not have taken control of and conducted in a diligent manner such suit after notification thereof as provided in this Section 5.2. In connection with any claim giving rise to indemnity hereunder or resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party given within thirty (30) days of its receipt of notice of the claim from the indemnified party, assume the defense of any such claim or legal proceeding if it acknowledges to the indemnified party in such written notice its obligations to indemnify the indemnified party with respect to all elements of such claim and thereafter diligently conducts the defense thereof with counsel reasonably acceptable to the indemnified party. If the indemnifying party acknowledges in writing as specified above and within the thirty (30) day period specified above that it shall assume the defense of any such action, then the indemnifying party shall keep the indemnified party informed with respect to the defense of such action and the indemnified party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If (A) the indemnifying party does not acknowledge in writing as specified above and within the thirty (30) day period specified above that it shall assume or fails to conduct in a diligent manner the defense of any such claim or litigation resulting therefrom, or (B) the indemnified party shall have reasonably concluded that there may be one or more legal defenses available to it which are different from, or, additional to those available to the indemnifying party or other indemnified parties with respect to such claim or litigation, then, (i) the indemnified party may defend against such claim or litigation, in such manner as it may deem appropriate, including, without limitation, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate, and (ii) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner. Each party agrees to cooperate fully with the other, such cooperation to include, without limitation, attendance at depositions and the provision of relevant


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documents as may be reasonably requested by the indemnifying party; provided, that the indemnifying party will hold the indemnified party harmless from all of its expenses, including reasonable attorneys' fees, incurred in connection with such cooperation by the indemnified party.

                6.  PURCHASE PRICE; PAYMENT; ESCROW

                    6.1 Purchase Price. In consideration of the sale, assignment and transfer of the Assigned Properties and Assigned Rights by Seller hereunder, Buyer agrees to pay Seller (a) $850,000 in cash by wire transfer within three days following the Effective Date, and (b) an additional $455,000 (the "Additional Payment") in either Buyer's Common Stock or cash, as provided hereinbelow, if installation of the Technology is completed and the core editor becomes operational on Buyer's servers to Buyer's satisfaction (which shall be determined reasonably and in good faith, and shall not be based on the availability for acquisition by Buyer, now or in the future, of a server-side web page authoring and editing software that is superior to the Technology) within 90 days of the Effective Date (a "Successful Installation"). If the Additional Payment is payable pursuant to (b) of the preceding sentence and an initial public offering of Buyer's Common Stock (the "IPO") is completed within 90 days of the Effective Date, then the Additional Payment shall be made upon the earlier of the consummation of the IPO and the 90th day following the Effective Date (the "Transfer Payment Date") by Buyer's issuance to Seller, subject to the escrow requirements of Section 6.3, of a number of shares of Buyer's Common Stock (the "Shares") equal to the quotient obtained by dividing
(i) $455,000 by (ii) the initial public offering price of Buyer's Common Stock in the IPO (the "IPO Price"). If the Additional Payment is payable pursuant to
(b) above and the IPO is not consummated within 90 days of the Effective Date, then Buyer shall pay such Additional Payment in cash by wire transfer within two business days of such 90th day (the "Additional Wire Transfer Date"), with $273,500 payable directly to Seller and $181,500 (the "Escrow Cash") to be paid to and held in escrow pursuant to Section 6.3. If there is not a Successful Installation, (A) $550,000 of the cash payment shall be returned to Buyer within 15 days of written notice by Buyer to Seller that there has not been a Successful Installation within 90 days following the Effective Date, (B) Seller may retain $300,000 of the cash payment and (C) all other provisions of this Agreement shall survive, including, without limitation, the transfer and assignment of the Assigned Properties and Assigned Rights pursuant to Section
2.1. Buyer shall provide commercially reasonable assistance to Mr. Nicolas in connection with achieving a Successful Installation within 90 days of the Effective Date; provided, that Buyer is not, by this provision, assuring a Successful Installation and the parties hereto acknowledge and agree that Buyer shall not be required to expend an extraordinary amount of money or resources (including man-hours) in connection with such assistance.

                    6.2 Bonus Payment. If a Successful Installation occurs within 30 days of the Effective Date, Buyer shall pay to Seller, as a one-time bonus, an additional $145,000 (the "Bonus Payment") in either Buyer's Common Stock or cash, as provided hereinbelow. If the Bonus Payment is payable and an IPO is completed within 30 days of the Effective Date, then the Bonus Payment shall be made on the 30th day following the Effective Date by Buyer's issuance to Seller of a number of shares of Buyer's Common Stock equal to the quotient obtained by dividing (i) $145,000 by (ii) the IPO Price. If the Bonus Payment is payable and an


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IPO is not consummated within 30 days of the Effective Date, then Buyer shall pay $145,000 in cash by wire transfer within two (2) business days of such 30th day.

                  6.3 Escrow. If the Additional Payment is payable, a portion of the Shares, equal in number to the quotient by dividing (i) $363,000 by (ii) the IPO Price (the "Escrow Shares") shall be reserved from the Shares otherwise transferable to Seller on the Transfer Payment Date and shall be deposited by Buyer into escrow within five days of the Transfer Payment Date. Any Escrow Cash payable by Buyer shall be deposited by Buyer into escrow within five days of the Additional Wire Transfer Date. The Escrow Shares and the Escrow Cash, as the case may be, (the "Escrow Amount") shall be held in escrow as a source of payment for and to secure, without limitation on any legal right or remedy otherwise available to Buyer (other than as set forth in the last sentence of Section 2.5), (A) the liquidated damages amount potentially payable by Seller pursuant to Section 2.5 and (B) the indemnification obligations of Seller pursuant to Section 5 of this Agreement. As of the date that the Additional Payment is payable, the parties shall enter into an agreement regarding the terms under which the Escrow Amount shall be held and paid to Seller in the form attached hereto as Exhibit D (the "Escrow Agreement"), which form shall be amended to include any changes reasonably requested by the Escrow Agent thereunder; provided, that such changes are reasonably acceptable to the parties hereto. The Escrow Agreement will provide that (i) one-half of any Escrow Shares shall be released to Seller 90 days following the Effective Date and that all the remaining Escrow Shares shall be released 181 days following the Effective Date and (ii) that any Escrow Cash shall be released to Seller 181 days following the Effective Date.

              7.  MISCELLANEOUS

                  7.1 No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Waivers must be in writing.

                  7.2 Publicity. Neither party shall issue any press release or other public announcement relating to this Agreement without the prior written approval of the other party.

                  7.3 Headings. The headings contained in this Agreement are for reference only and shall not be used to construe or interpret any of the terms or provisions herein.

                  7.4 Severability. If any part of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby and shall be enforced to the maximum extent permitted by applicable law.

                  7.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon, the parties hereto, together with their respective legal representatives, successors and assigns. This Agreement is not assignable by Seller or Owner.

                  7.6 Governing Law; Legal Actions. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard

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

to conflicts of laws provisions thereof. The exclusive jurisdiction and venue of all actions relating to or arising out of this Agreement shall be the state and federal courts located in Los Angeles County, California and each of the parties hereto consents to the jurisdiction of such courts and hereby waives all venue objections it may have with respect to such courts. The prevailing party in any legal action to enforce this Agreement and the Escrow Agreement shall be entitled to recover all attorneys' fees and court costs incurred.

                 7.7 Entire Agreement; Amendment. Each party acknowledges that it has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement, together with the recitals hereto (all of which are expressly incorporated into this Agreement by reference) and all Exhibits hereto, is the complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof and that it supersedes and merges all prior proposals, understandings, and agreements, whether oral or written, between the parties with respect to the subject matter hereof including, without limitation that certain Letter of Intent executed by the parties, dated June 22, 1998. This Agreement may not be modified except by a written instrument duly executed by the parties hereto.

                 7.8 Release of Liens. All liens on the Assigned Properties and Assigned Rights shall be terminated or released on or prior to the Effective Date, including, without limitation, the security interest of Owner in the Assigned Properties and Assigned Rights. Owner shall execute an appropriate UCC termination statement related to his security interest and shall file the same (and provide a copy to Buyer) on or prior to the Effective Date.

                 7.9 Survival of Representations and Warranties. The representations and warranties contained herein shall survive until the second anniversary of the Effective Date.

       IN WITNESS WHEREOF, the parties hereunder have caused this Agreement to be executed and delivered as of the Effective Date.

GEOCITIES

By:    /s/ ROBERT KALOK
       -------------------------
Name:  Robert Kalok
       -------------------------
Title: V.P. Business Development
       -------------------------
Date:  7/29/98
       -------------------------

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

COMPU-TRAK, INC.

By:    /s/ EDWARD E. BYMAN
       -------------------------
Name:  Edward E. Byman
       -------------------------
Title: President
       -------------------------
Date:  7/15/98
       -------------------------


OWNER

/s/ EDWARD E. BYMAN
--------------------------------
Edward E. Byman


Acknowledged and Agreed to:

/s/ CATHY C. BYMAN
--------------------------------
[Signature of Spouse of Owner]


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